Exhibit 99.1

For Immediate Release

Blockbuster Announces Sale of Ireland Entertainment Retailer Xtra-vision Limited to Birchhall Investments Limited

Transaction Improves Company Liquidity, Supports Efforts to Focus

on U.S. Business

DALLAS, Aug. 28, 2009 – Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of media entertainment, today announced it has sold Xtra-vision Limited (Xtra-vision), its 186 store entertainment retailer in Ireland, to Birchhall Investments Limited (Birchhall Investments) for U.S. proceeds of up to $45 million in cash, subject to certain adjustments. Birchhall Investments is an Irish company owned by NCB Ventures and clients of NCB Group Limited, one of Ireland’s largest independent securities firms.

Blockbuster expects to use a majority of the proceeds from the sale for incremental liquidity. Financo Inc. served as financial advisor to Blockbuster for the transaction.

Jim Keyes, Blockbuster Chairman and Chief Executive Officer, said, “Today’s announcement furthers our goal of improving liquidity and underscores our intent to advance the sale and licensing of our international assets as we focus on the continued transformation of our North American business. Xtra-vision is the leading entertainment chain in Ireland and one of the most recognizable brand names in the country. It has performed very well during our ownership and we believe it is well positioned for ongoing success under the ownership of Birchhall Investments.”

“We’re pleased to have participated in this acquisition, which adds one of Ireland’s leading brands to our portfolio,” said Michael Murphy, Managing Partner of NCB Ventures. “We look forward to working with the management team at Xtra-vision to build on its success and grow the business long-term. We think there are great opportunities to build on Xtra-vision’s high brand recognition and visibility in the home entertainment market in Ireland. The transaction will be seamless for members and employees of Xtra-vision Limited.”

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Blockbuster purchased Xtra-vision Limited, Ireland’s leading home entertainment company, in 1997. With stores throughout the Republic of Ireland and Northern Ireland, the chain offers an extensive range of products and services including movies and games for rental and retail purchase, music, consumer electronics and mobile phones.

Blockbuster remains committed to the long-term diversification of its domestic business and development of a multi-channel platform designed to provide customers convenient access to media entertainment through BLOCKBUSTER® stores, the Company’s By-Mail program, BLOCKBUSTER Express™ branded DVD vending machines and digitally via BLOCKBUSTER OnDemand®.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment, with more than 7,100 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at www.blockbuster.com.

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U.S. Blockbuster Press Contact:	Blockbuster Investor Relations Contact:

Randy Hargrove	Kellie Nugent
Senior Director, Corporate Communications	Director, Investor Relations
(214) 854-3190	(214) 854-4442